EXHIBIT 10.1



                                TESTING AGREEMENT


            AGREEMENT (this "Agreement") dated November 26, 2003 (the "Effective Date"), by and between MEDICINES FOR MALARIA VENTURE, a not-for-profit foundation established in Switzerland under Swiss law whose principal place of business is International Centre Cointrin, Route de Pre-Bois 20, 1215 Geneva 15, Switzerland ("MMV"), IMMTECH INTERNATIONAL INC., a company with offices at 150 Fairway Drive, Suite 150, Vernon Hills, Illinois, United States of America ("IMMTECH"), and THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL, a public institution of higher education with administrative offices at Chapel Hill, North Carolina, United States of America ("UNC");

            WHEREAS, MMV has, as one of its principal objectives, the acceleration of the discovery and development of new drugs for the treatment or prophylaxis of malaria and to ensure the subsequent commercialization of such drugs in a manner that facilitates their widespread use in disease endemic countries (including price considerations);

            WHEREAS, MMV has invited research proposals directed at the conduct of a research program the objective of which is the proof of concept of providing a new therapy for malaria, and performing subsequent drug development activities. For the avoidance of doubt, the point of completion of drug development is defined as the approval (such approval, "Regulatory Approval) of marketing authorization for non-complicated malaria by at least one internationally accepted regulatory body, such as, but not limited to, the United States Food and Drug Administration, the U.K. Medicines and Healthcare Products Regulatory Agency, Swissmedic, the Japanese Ministry of Health, Labour and Welfare, or the European Agency for the Evaluation of Medical Products (hereinafter referred to as "Regulatory Agency") and the filing of an application seeking regulatory approval in a least one Malaria Endemic Country;

            Concurrently with the execution of this Agreement, MMV and UNC have entered into a research agreement the objective of which is the identification of a lead compound and subsequent lead optimization studies up to the point of identification of robust development candidates, such compounds potentially providing new therapies or prophylactics for malaria (the "MMV/UNC Research Agreement");

            WHEREAS, the Research Program (as defined below) contemplated by this Agreement is of mutual interest and benefit to the Collaborators (as defined below) and to MMV, and will further the objectives of MMV;

            WHEREAS, MMV and the Collaborators have agreed to undertake a project that would first conduct a proof of concept study of a new dicationic molecule, DB289, and would further undertake drug development activities of the compound alone, or in combination with another antimalarial, leading to marketing approval of a product for the treatment of malaria; and

            WHEREAS, MMV has agreed to fund Immtech and UNC in accordance with the Funding Budget for the purpose of conducting such drug development activities.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.    Definitions

      1.1. For the purposes of this Agreement, the following terms shall have the meanings given below: "Affiliates" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control of such Person.

      1.2. "UNC Background IPR" means patent rights and confidential information in the Field of Use owned by UNC and developed at UNC by Dr. Richard Tidwell or under his direct supervision and which are not exclusively licensed to a third party, including without limitation, Immtech.

      1.3. "Immtech Background IPR" means patent rights and confidential information in the Field of Use owned by or licensed to Immtech and not exclusively licensed to a third party.

      1.4. "Background Inventions" means any inventions that are or may be protected as Background IPR pursuant to subparagraphs 1.2 or 1.3 above.

      1.5.    "Collaborators" means, collectively, UNC and Immtech.

      1.6. "Control" (including "controlling," "controlled by" and "under common control with") means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities or by contract or otherwise.

      1.7. "Cost of Goods" or "COGS" means the marginal cost of producing each additional unit of the Product.

      1.8. "DB289" means the aromatic diamidoxime prodrug of the dication of DB075.

      1.9.    "ESAC" means the MMV Expert Scientific Advisory Committee.

      1.10. "Field of Use" means the discovery, research, development, and activities related to seeking marketing approval, manufacture, and commercialization of drugs for the treatment and/or prophylaxis of malaria.

      1.11. "Funding Budget" means the Research Program funding budget, as set out in Schedule 2.

      1.12. "IPR" means any form of intellectual property rights including, but not limited to, patents, copyrights, trademarks, trade secrets, confidential information, test data, and industrial designs.

      1.13. "Malaria Endemic Countries" means the countries listed in Schedule 3 of this Agreement.

      1.14. "MMV/UNC Research Agreement" means the agreement between MMV and UNC described in the third "WHEREAS" clause above.

      1.15. "Net Sales" means the actual sales receipts received by a Party, its Affiliates, sub-licensees, permitted assignees, and other parties acting for or on behalf of such Party ("Selling Parties") from third parties, less any charges for (a) sales taxes, tariffs, duties or other taxes separately stated on the invoice, (b) shipping and insurance charges (c) third party licenses and (d) returns, discounts rebates and the like of any Products or other goods developed with Program funds intended for sale to patients in other than Malaria Endemic Countries (Sales between a Party, and any other Selling Party as aforesaid shall be excluded from the computation of Net Sales and no royalties shall be payable on such sales).

      1.16.   "Parties" means, collectively, MMV, UNC, and Immtech.

      1.17. "Patents" means any and all patent applications for the use of technology or compounds in the Field of Use and any and all patents issuing therefrom together with any foreign equivalents, additions, divisions, continuations, continuations-in-part, substitutions, extensions or renewals therefor or re-issues, registrations and re-validations, international applications under the Patent Cooperation Treaty, and including supplementary protection certificates or other Governmental granted exclusivity in the nature of a patent.

      1.18. "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective successors and permitted assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

      1.19. "Principal Investigator" means the natural persons or natural person from each Collaborator that supervise(s) the research conducted by the Collaborator in connection with the Research Program, pursuant to Paragraph 3.

      1.20. "Product" means a pharmaceutical product that includes DB289 or a compound developed pursuant to the MMV/UNC Research Agreement, alone or co-packaged with a companion drug, falling within the scope of the Field of Use.

      1.21. "Program IPR" means IPR in the Field of Use that arises directly from the activities of one or more of the Collaborators carried out under this Agreement or the MMV/UNC Research Agreement.

      1.22. "Program Inventions" means any invention that is or may be protected as Program IPR.

      1.23. "Project Team Committee" means the committee established pursuant to subparagraph 2.2 to supervise the conduct of the Research Program.

      1.24.   "Research Program" means the research program set out in
              Schedule 1.

      1.25. "Steering Committee" means the committee established pursuant to subparagraph 2.3 to supervise the overall conduct of the Agreement, particularly decisions regarding the clinical development of DB 289.

2.    Statement of Work

      2.1. Each Collaborator agrees to use its reasonable efforts to perform the activities identified in the Research Program within the time frame specified therein and within the budget allowed in the Funding Budget.

      2.2. A Project Team Committee shall be established within sixty (60) days after the Effective Date and shall be maintained throughout the term of the Agreement. The Project Team Committee shall have the following attributes and responsibilities:

              (i)     The Project Team Committee shall consist of up to three
                      (3) representatives of each Collaborator. One or more representative(s) shall be the Collaborator's Principal Investigator or Principal Investigators, as the case may be, as specified in Paragraph 3. The representatives appointed by a Collaborator may be changed at the will of that Collaborator but shall always include at least one Principal Investigator as specified in Paragraph 3. The chair of the Project Team Committee shall be Dr. James Allen, or his nominee, until determined otherwise by the unanimous vote of the Steering Committee. MMV shall nominate a representative (project manager) to the Project Team Committee who shall participate in meetings of the Project Team Committee and who shall serve as a liaison between MMV and the Project Team Committee.

              (ii) The Project Team Committee shall be responsible for regular coordination and monitoring of activities related to the Research Program and for updates, refinements and revisions to the Research Program which do not Materially change its direction, scope or goal or Materially change its cost. Such changes are not subject to the requirements of subparagraph 23.3. Material in this context means a substantial change in scope, direction or goal of the Research Program (i.e. requiring an additional clinical study) and/or a 10% increase or decrease in a yearly budget.

              (iii) The Project Team Committee may act by majority vote of its members, either at a meeting in which all members are in attendance in person or by other contemporaneous electronic means (i.e. telephone or video conference) or by a signed unanimous written consent in lieu of a meeting. All matters related to a Material change of the Program Budget, appointment or removal of a PI or termination of the Program shall be referred to the Steering Committee (defined in subparagraph 23.3) its decision on which shall be determinative, subject to the provisions of paragraph 23.3. The Project Team Committee may in its discretion refer to the Steering Committee any other matters on which it cannot reach consensus.

              (iv) Meetings of the Project Team Committee will be held on a schedule to be determined by the Project Team Committee at its first meeting, provided that it meets at least quarterly and conducts in-person (face-to-face) meetings at least at six-month intervals. The in-person meetings shall be held at dates, times, and locations agreed upon by the Project Team Committee. Other than the in-person meetings, meetings may be held by videoconference (where and when such facilities are available) or a telephone conference call. Members of the Project Team Committee shall be responsible for making their own arrangements for travel for such in-person meetings and MMV shall be responsible to pay for such travel in accordance with the Funding Budget. It shall be the responsibility of the Chair of the Project Team Committee to prepare, or arrange to be prepared, minutes of meetings of the Project Team Committee and circulate them to the other members of the said Committee at least at or before subsequent meetings of the said Committee.

      2.3. In addition to the Project Team Committee, a Steering Committee, consisting of three (3) members, Richard Tidwell, Steve Thompson and J Carl Craft, shall be established upon execution of the Agreement. The Steering Committee (with input from the Project Team Committee) shall be responsible for 1) providing guidance regarding the overall strategy for obtaining Regulatory Approval for DB-289, 2) deciding whether Material changes to the Research Program or Funding Budget need to be implemented, the implementation of such decision being subject to the provisions of paragraph 23.3, 3) approving replacement PIs (the Steering Committee shall have no more than 3 vetos over a Collaborator's nominees for PI after which the Steering Committee must select the Collaborator's forth nominee or one of the earlier three nominees, subject to the availability of the selected prior nominee), and 4) any other issues for which the Project Team Committee requests assistance. The Steering Committee shall meet in face to face meetings at least once a year to monitor progress in the advancement of the project and to approve the yearly budget for each ensuing year of the Agreement. All decisions of the Steering Committee shall be unanimous.

      2.4.    The following reports shall be required:

              (i) The Project Team Committee shall, not less than annually, prepare a consolidated written report substantially in the form attached hereto in Schedule 4 giving an overview in reasonable detail of the progress by the Collaborators, individually and collectively, on the Research Program during the previous quarter. The Chair of the Project Team Committee shall have responsibility for the coordination and drafting of the annually consolidated written report. The annually consolidated report shall be submitted to MMV.

              (ii) Each Collaborator shall provide individual annual financial reports substantially in the form attached hereto in Schedule 5 regarding expenditure of Program Funds to the chair of the Project Team Committee who shall collate and forward them to MMV. Such individual annual financial reports shall indicate all expenditures and financial commitments entered into pursuant to carrying out the Research Program. Such reports shall further include a proposed budget for the respective Collaborator for the ensuing year.

              (iii) The Project Team Committee shall annually prepare a consolidated written scientific report substantially in the form attached hereto in Schedule 4 concerning the progress of research conducted under the Research Program within sixty (60) days of the date set for the annual presentations to the ESAC. The Chair of the Project Team Committee shall have responsibility for the coordination and drafting of the annual consolidated written scientific report. The consolidated annual written scientific report shall be sufficiently detailed to describe the work carried out by the Collaborators, individually and collectively, as part of the Research Program during the previous year and results obtained (or since the commencement of the Research Program if less than a year) together with a suggested work program for carrying forward the Research Program and budget for the Research Program for the next year including priorities and goals. Subsequent to the submission of the written report to the ESAC, each Collaborator, as reasonably requested by and at the expense of MMV, shall make its Principal Investigator and its member or members of the Project Team Committee available to the ESAC upon reasonable advance notice for the purposes of presenting the report and discussing it. Following such presentation, MMV shall have the reasonable right to request changes or modifications to the Research Program and the Funding Budget. Such changes shall, after approval by the Project Team Committee acting pursuant to
                      Section 2.2(iii), thereafter be deemed to be part of the Research Program or Funding Budget, as appropriate.

              (iv) Within six (6) months after the completion of the Research Program, each Collaborator shall provide MMV with a final written scientific and financial report substantially in the forms attached hereto in Schedules 4 and 5.

      2.5. Any Material changes to the Research Program or Funding Budget may only be made with the agreement of the Steering Committee and with the express written consent of the Parties in accordance with subparagraph 23.3.

3.    Regulatory Filing

      3.1. Immtech shall control the preparation, submission and prosecution of all regulatory filings necessary for the approval of DB-289 by a Regulatory Agency and for filing an application for regulatory approval in at least one Malaria Endemic Country. To the extent feasible, in Immtech's sole discretion, Immtech shall conduct the aforementioned activities in accordance with the advice and guidance provided by the Steering Committee. Immtech shall be the owner and party of record for all such filings, applications and approvals and shall be responsible for any costs associated such filing. The Parties agree to provide assistance requested by Immtech as reasonably necessary for preparation and prosecution of such filings and applications. Immtech shall reimburse to the extent funded in the Funding Budget the other Parties for any costs and expenses incurred in such assistance.


      3.2 Immtech shall promptly inform the Project Team Committee in writing of any filing of an NDA and of any NDA approval, and shall in connection therewith promptly provide the Project Team Committee with a written summary of any such filing of an NDA and NDA approval, or with a copy thereof, whichever the Project Team Committee may elect.

4. Principal Investigator. All research conducted by the Collaborators in connection with the Research Program will be supervised by one or more Principal Investigators from each Collaborator. The initial Principal Investigators are:
UNC, Drs. Richard Tidwell, James Hall, Steven Meshnick; and Immtech, Dr. James Allen. If, for any reason, a Principal Investigator is unable or unwilling to continue to serve as Principal Investigator for the Research Program, a successor Principal Investigator shall, upon approval by the Steering Committee, be appointed by the Collaborator concerned within sixty (60) days from the date the Principal Investigator ceases to serve as Principal Investigator for the Research Program. The foregoing provisions shall apply to any replacement or successor Principal Investigator selected in accordance with the terms of this Agreement.

5.    Payments

      5.1. MMV shall pay in advance to each Collaborator the amounts allocated for Year 1 as set forth in the Funding Budget. Promptly upon the conclusion of Year 1 and any subsequent year, MMV on the one hand and each Collaborator on the other hand, shall reconcile actual expenditures to the funds advanced by MMV for such year prior to commencement of the next year (or in the case of the last year, promptly upon its completion). Upon such reconciliation at the end of the respective year, the owing Party shall promptly refund the difference. Each Collaborator shall be responsible for paying subcontractors as provided for in the Funding Budget and for which advance payment has been received by such Collaborator.

      5.2. MMV's obligation to pay any one or more of the payments hereunder to the Collaborators is subject to the commercially reasonable performance of the statement of work set forth in subparagraph 2.1 or as otherwise agreed by the Parties in writing (to the reasonable satisfaction of MMV).

      5.3. Other than as set forth in this Agreement, all costs and expenses incurred by each Collaborator in connection with the provision of its services hereunder shall be borne exclusively by each respective Collaborator without further reimbursement or compensation directly or indirectly by MMV.

      5.4. All dollar amounts herein refer to the currency of the United States of America and all amounts required to be paid hereunder shall be paid in such currency.

6.    Termination

      6.1. The term of this Agreement shall commence on the Effective Date and terminate upon the Regulatory Approval by Regulatory Agency of a Product and the filing for regulatory approval of that Product in at least one Malaria Endemic Country unless earlier terminated pursuant to the terms of this Paragraph or by written agreement of the Parties and shall be subject to renewal only by mutual agreement (in writing) of the Parties in accordance with subparagraph 23.3.

      6.2. Any Collaborator may terminate its participation in this Agreement for any reason at any time upon ninety (90) days prior written notice. The terminating Collaborator shall refund MMV, subject to subparagraph 6.7, any funds remaining unexpended as of the date of termination which have been provided by MMV.

      6.3. MMV may terminate this Agreement for any reason at any time upon ninety (90) days prior written notice if it decides not to proceed with the Research Program.

      6.4. Any Party may cancel this Agreement immediately upon written notice to the other Parties if safety and/or efficacy considerations regarding DB-289 arise.

      6.5. In addition to the foregoing, in the event that any Party hereunder shall breach any of the material terms, conditions and agreements contained in this Agreement to be kept, observed or performed by it, then any other Party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the Party who committed the breach ninety (90) days notice in writing, particularly specifying the breach, unless the notified Party within such ninety (90) day period shall have rectified the breach or, if such breach is only reasonably capable of being rectified within a longer time period, the notified Party has taken and continues to take all reasonable measures to rectify it.

      6.6. In the event any Party shall (i) become insolvent, (ii) suspend its business, (iii) file a voluntary petition or an answer admitting the jurisdiction of the court in the material allegations of insolvency, (iv) consent to an involuntary petition pursuant to any reorganization or insolvency law of any jurisdiction, (v) make an assignment for the benefit of creditors, or (vi) apply or consent to the appointment of a receiver or trustee for a substantial part of its property, then any other Party may thereafter immediately terminate it participation in this Agreement by giving prior written notice of termination to all other Parties.

      6.7. If any Party withdraws its participation from this Agreement or if this Agreement is terminated by MMV pursuant to subparagraph 6.3, the Collaborators agree that MMV's financial obligations to them is limited to the following:

              (i) Costs accrued by Collaborator as of the effective date of termination and any non-cancelable costs reasonably incurred by Collaborators prior to receipt of the above termination notice. Each Collaborator will use reasonable diligence to limit or terminate any outstanding commitments incurred prior to such notice. The burden shall be on the Collaborator to demonstrate that a given cost is "non-cancelable", absent which all costs shall be deemed cancelable. However, for purposes of this subparagraph, the agreed-upon cost of an on-going clinical trial shall be considered a "non-cancelable" cost and shall be paid by MMV unless the Agreement is terminated under subparagraph 6.4 for safety and/or efficacy considerations.

              (ii) Expenditures due to salaries or contract obligations for any person who is not tenured but who is retained by a Collaborator to perform work pursuant to this Agreement. Upon receipt of a notice from MMV pursuant to subparagraph 6.3, Collaborator must take all necessary and proper steps to mitigate the costs associated with such salaries or contract obligations, including but not limited to, if possible, terminating any contractual obligations with such person. Notwithstanding the foregoing, MMV's financial obligation is limited to expenditures by Collaborator due to salaries or contract obligations up to one year from the effective date of the termination by MMV pursuant to subparagraph 6.3 above.

      6.8. The provisions of Paragraphs 2.3(iv), 5.3, 5.4, 6-13, 16 and 17 shall survive the expiration or termination of this Agreement.

7. Press Releases. Except as otherwise required by law (i.e. in the case of Immtech, as required by securities or other regulatory laws or rules to which its or its Affiliates are subject), no Party shall use any other Party's name or make reference to any technology underlying another Party's IPR in any press release without the express prior written approval of such Party, which approval shall not be unreasonably withheld or delayed. In any such press release, MMV's funding of the collaboration shall be acknowledged.

8. Publications. The Collaborators reserve, on behalf of their Principal Investigators and other employees and/or students, the right to publish or publicly disclose (hereinafter "publication") any material resulting from the Research, subject to the following restrictions and limitations.

            The Collaborators shall furnish the Project Team Committee and MMV with a copy of any proposed publication resulting from the Research Program at least thirty (30) days in advance of the submission of such publication to a journal or editor or otherwise for publication.

            The Project Team Committee and MMV shall have thirty (30) days after receipt of said copies to review and recommend changes and/or deletions necessary to protect information confidential to the Collaborators or MMV or to identify patentable subject matter which requires protection. Collaborators or MMV may request a delay of such publication not to exceed an additional sixty
(60) days, in order to protect confidential information or patentable subject matter therein.

            Failure to respond within the original thirty (30)-day period shall constitute de facto agreement of the Collaborators and MMV that no revisions or delay in publication is necessary. No provision of this Agreement shall be interpreted to prevent or delay the defense or publication of a graduate student thesis or dissertation.

      8.1. Immtech shall be permitted, without delay from any other Party hereto, to issue such communications and make such filings with the Securities and Exchange Commission, the National Association of Securities Dealers (NASD), the American Stock Exchange, the Food and Drug Administration, or other governmental or regulatory agencies or authorities, as (i) reasonably advisable in connection with or required by such agencies or authorities and (ii) required in the preparation of Immtech's financial statements. No other Party hereto shall be permitted to make any public disclosure that would cause Immtech to incur liability under the U.S. securities laws or the securities laws of any other jurisdiction where its or its Affiliates securities are registered.

9.    Confidential Information

      9.1. "Confidential Information" means, whether marked "confidential" or not, all knowledge or information and any algorithms, formulae, techniques, improvements, technical drawings, data, materials, specifications, documents or information obtained or used in conjunction with any business or any contract, agreement or information directly or indirectly connected with any Party hereto, including but not limited to trade secrets, client lists, intellectual and industrial property, drawings, financial information, specifications, analysis, feasibility studies, information, data or knowledge and all other knowledge or information whatsoever relating directly or indirectly to such Party or the business of such Party. The obligations of this Clause shall not apply to any information which (i) was in the public domain at the time of disclosure or use (ii) entered the public domain through no action of receiving Party, (iii) is independently developed by the receiving Party's personnel not privy to the disclosure of Confidential Information or (iv) is disclosed in response to a valid order by a court or governmental body; provided, however, that the receiving Party shall provide the providing Party with prior written notice of any process seeking such an order timely to enable the providing Party to seek a protective order or otherwise prevent disclosure or use.

      9.2. Each Party hereto shall (i) hold all Confidential Information in confidence and take all precautions necessary to protect such Confidential Information, (ii) not disclose the Confidential Information to any other Person except as authorized herein, (iii) use the Confidential Information only for the purposes of this Agreement, (iv) not copy or reverse engineer, reverse compile or attempt to derive the composition or underlying information of any such Confidential Information, (v) limit the use and access to such Confidential Information to the recipient's employees and consultants who need to know such Confidential Information for the purposes of this Agreement, (vi) receive, store, transmit, use and treat such Confidential Information with at least the same degree of care and protection as it would use with respect to its own confidential materials and (vii) take measures to prevent creating a premature bar to a United States or foreign patent application. Each Party shall cause its employees, consultants, contractors or sub-contractors or any other Person that has access to Confidential Information to comply with the obligations set forth herein.

10.   Intellectual Property

      10.1. The Parties contemplate two types of inventions in connection with the Research Program: Background Inventions and Program Inventions. If any IPR granted hereunder conflicts with the Collaborators' Agreements (as defined below), the Collaborators' Agreements shall prevail over any rights granted herein.

      10.2. Each Collaborator shall disclose to the Project Team Committee and MMV in writing, within a reasonable time, all discoveries, inventions and improvements, patentable or unpatentable, reduced to practice related to Program Inventions in the Field of Use by a Collaborator in connection with the performance of the Research Program (including, without limitation, all Background Inventions and Program Inventions). Recipients of such information shall (i) retain all such invention disclosures and other information submitted by each Collaborator in accordance with the confidentiality provisions of Paragraph 9 herein and (ii) return all such information to the information provider upon the earliest of (x) the termination of this Agreement, (y) the withdrawal of the information provider from this Agreement for any reason or (z) the withdrawal of the information recipient from this Agreement for any reason. MMV may after reasonable notice and during regular business hours, inspect Collaborators' Background Inventions related to the Field of Use at Collaborators' respective places of business. No copies of Background Inventions may be made by MMV without such Collaborator's prior consent, which consent may be unreasonably withheld.

      10.3. Subject to any specific agreement between the Parties to the contrary, title to any Background Invention shall remain with the respective Collaborator.

                    To the extent they may legally do so, all Collaborators
              agree to grant a non-exclusive, royalty-free, license without the right to sublicense, for non-commercial, internal research purposes to any Background Invention to other Collaborators solely to enable the other Collaborators to carry out tasks under the Research Program that are restricted to the Field of Use. Such license shall be limited to the duration of the Collaborator's participation in the Research Program. Ownership of the Background IPR shall remain vested in the Collaborator providing such Background IPR and no other Collaborator nor MMV shall acquire any rights in and to another Collaborator's IPR by virtue of the license granted in this subparagraph.

      10.4. (a) Subject to any specific agreement between the Parties to the contrary, title to each Program Invention, whether or not patentable, that is conceived and reduced to practice in furtherance of the Research Program will vest in Collaborator at which the said conception and reduction to practice took place. Where conception and reduction to practice of a given Program Invention takes place jointly between two or more Collaborators, title shall vest jointly in those Collaborators, unless otherwise agreed. In the event a license is granted hereunder, the title-holding Collaborator(s) shall retain a right to practice to Program Inventions for internal research and educational purposes.

      10.5. Subject to the terms of that certain Consortium Agreement among Immtech, UNC, Georgia State University ("GSU"), Duke University ("Duke") and Auburn University ("Auburn," collectively with UNC, GSU and Duke, the "Scientific Consortium"), dated as of January 15, 1997, and the License Agreement among Immtech and the Scientific Consortium dated as of January 28, 2002, UNC has granted to Immtech an exclusive royalty-bearing, worldwide, license to all Program Inventions in the Field of Use. This Agreement does not amend, supplant or otherwise usurp any of the terms, rights or agreements contained in the Consortium Agreement, License Agreement or any other agreement between or among any of the Collaborators (collectively, the "Collaborators' Agreements"). In the event any term, right or condition contained herein conflicts with a term, right or condition contained in any Collaborators' Agreement, the term, right or condition of the Collaborators' Agreement shall prevail. Notwithstanding the above, the Parties have reviewed the Collaborators' Agreements and do not consider there to be any conflicts between the terms, rights or conditions herein and the terms, rights or conditions in those agreements.

      10.6. In the event Immtech fails to commence the Regulatory Approval process pursuant to subparagraph 3.1 above within the 12 month period following the discovery and disclosure of a Program Invention to Immtech (the "First Anniversary"), MMV may request from Immtech the option (the "Option") to pursue development of such Program Invention during the next following 12 month period (the "Option Period"). To exercise the Option, MMV must during the Option Period (i) deliver to Immtech written notice of MMV's intent to commence development of such Program Invention, (ii) disclose to Immtech the basis upon which MMV believes the Program Invention warrant's further development, and (iii) allow Immtech 30 days to commence the Regulatory Approval process after the receipt of such disclosure. Exercise of the Option shall be contingent upon MMV's (i) reimbursement all of Immtech's and other Collaborators' patent expenses incurred in conjunction with the Program Invention not otherwise paid pursuant to subparagraph 10.8, (ii) acceptance of transfer and novation of all third party licenses acquired in connection with the development of Program Invention and (iii) agreement to pay a royalty to Immtech on the Net Sales of any Product developed (the amount of such royalty to be negotiated in good faith by MMV and Immtech and is made expressly subject to the last sentence of paragraph 11.2) developed pursuant to this Agreement or the MMV/UNC research Agreement. In the event MMV exercises the Option provided herein and fails to pursue development of the Program Invention during the Option Period, the Option shall terminate and all IPR shall revert to UNC.

      10.7. If MMV obtains Regulatory Approval pursuant to subparagraph 10.6, Immtech shall Grant to MMV a royalty bearing, irrevocable, worldwide, co-exclusive, non-transferable, sub-license to all Program Inventions (including data generated under this Agreement) in the Field of Use. In such case, MMV shall also be granted an irrevocable, worldwide, non-exclusive, sub-license to all required Background Inventions in the Field of Use. Immtech is expressly permitted to grant such a sub-license under subparagraphs 2.1 and
              2.2 of the License Agreement provided that UNC consents to such license. For the purposes of the sub-licenses granted to MMV under this provision, UNC expressly consents to such sub-license by signing this Agreement. Moreover, pursuant to subparagraph 5.4 of License Agreement, if the license between Immtech and the Consortium members is terminated (for any reason), the sub-license provided to MMV herein shall not be terminated, but shall be assigned to UNC and remain in full force and effect. Any license granted hereunder shall be negotiated by MMV and Immtech (or, pursuant to the terms of the Collaborators' Agreements, UNC) in good faith, and upon reasonably commercial terms, including diligence milestones.

      10.8. Each Collaborator agrees to use best efforts to notify the Project Team Committee and MMV within a reasonable amount of time of its decision to apply for a patent or other form of intellectual property protection in connection with the Research Program. Collaborators shall provide MMV with the opportunity to review and comment on all patent applications and applications for any other legal protection for intellectual property prepared by Collaborators as a result of the Research Program and Collaborators shall consider MMV's comments seriously and in good faith. Any such patent or other applications and substantive papers prepared for filing in connection with the prosecution of such applications shall be provided to MMV at least thirty (30) days prior to the date they are to be filed with the relevant office so as to afford MMV a reasonable opportunity to perform such review and prepare such comments. Where a Program Invention is sublicensed to MMV pursuant to subparagraph 10.7, MMV agrees to reimburse a Collaborator for reasonable patent filing and prosecution expenses.

      10.9. If a Collaborator chooses not to file a patent application in the U.S. or other foreign jurisdictions for a Program Invention (whether or not it is licensed to MMV) it shall promptly notify MMV of such decision and shall provide MMV with the opportunity to file or to continue prosecution of, patents on any Program Invention in the name of the Collaborator at MMV's sole cost and expense. Collaborators shall provide MMV with sufficient notice of a decision not to file for patent protection or other IPR in a given jurisdiction or not to continue prosecution in order that MMV may undertake a filing or continue prosecution, as the case may be. Such sufficient notice shall be at least thirty (30) days prior to the date an act to effect such filing or continuation of prosecution is due. In the event that MMV undertakes any filing or prosecution of a patent application by virtue of this subparagraph, MMV shall be granted a co-exclusive license pursuant to the terms of Paragraph 10.7 above.

      10.10. No patent or other type of intellectual property protection that is filed for or obtained in connection with the Research Program (including without limitation Background and Program Inventions) shall be abandoned by a Collaborator without first notifying MMV in writing. At such time, a Collaborator shall give MMV the opportunity to assume responsibility for the costs and maintenance of the invention or other intellectual property thereafter incurred at the sole cost and expense of MMV. In the event that MMV undertakes any filing or prosecution of a patent application by virtue of this subparagraph, MMV shall be granted a co-exclusive license pursuant to subparagraph 10.7 above.

      10.11. Notwithstanding the provisions of this Agreement to the contrary, to the extent that the rights held by any Collaborator to Background Inventions or Program Inventions are subject to or limited by rights held by a government or government agency, or have previously been licensed or otherwise obligated to a third party, the Parties understand and agree that the rights to such Inventions transferred or licensed to Immtech, MMV or other entities hereunder are subject to such limitations.

      10.12. In the event that third party licenses are necessary to the progress of the Research Program, Collaborators will provide prompt notice to the Project Team Committee and Immtech. Where the Project Team Committee and Immtech deem it appropriate to obtain such licenses, Immtech agrees that the cost of such licenses shall be an expense borne by Immtech (such expense to be deducted from Net Sales). In the event MMV undertakes any filing or prosecution of a patent application pursuant to subparagraph 10.7 above, MMV shall accept transfer and cause a novation of all third-party licenses under this subparagraph 10.12.

11.   License to Program Inventions.

      11.1. Notwithstanding anything to the contrary herein, to the extent they may legally do so MMV and/or UNC shall grant Immtech an exclusive royalty-bearing, worldwide, license to all IPR Program Inventions developed under this Agreement and the MMV/UNC Research Agreement.

      11.2. Licenses to Program Inventions granted to Immtech hereunder shall bear Royalties (i) to UNC pursuant to the Collaborators; Agreement and (ii) to MMV payable annually in arrears beginning on the Effective Date and continuing until MMV receives in the aggregate (together with amounts funded by MMV pursuant to the MMV/UNC Research Agreement all amounts paid to the Collaborators pursuant to this Agreement plus any amounts funded under the MMV/UNC Research Agreement, a royalty (the "Royalty") not to exceed seven percent (7%) of aggregate Net Sales. Notwithstanding anything else contained in this Agreement, no Royalty shall be due or owed to any party for sales of any Product (A) if the Product is sold for use in a Malaria Endemic Country or (B) if no Collaborator has any Patent Rights on (i) the structure (or "composition of matter") of the active ingredient, (ii) the manufacturing process for the active ingredient, or (iii) the use for which such active ingredient is being used.

      11.3. MMV shall notify Collaborators within ninety (90) days of any determination by MMV of successful completion of the phase II portion of the Research Program as detailed in Schedule I; such "successful completion" is deemed to be a demonstration that DB289 alone, or in combination, is safe and efficacious for the treatment and/or prophylaxis of non-complicated malaria. Upon receipt of such notice, Immtech shall indicate in writing to MMV whether it wishes to proceed with commercialization of the Product, and if so, at the same time, Immtech shall offer terms to MMV therefore. In such circumstances MMV and Immtech shall negotiate, in good faith, commercially reasonable terms, including but not limited to a percentage of annual Net Sales of Product sold to other than Developing Nations which Immtech shall pay to MMV as a royalty for a development and license agreement pursuant to this Paragraph. Such terms shall recognize, in accordance with Paragraphs 11.1 and 11.2, that the major goal for MMV in entering into such a development and license agreement in relation to the Product is that the Product is appropriate for use in Malaria Endemic Countries and that it will be commercialized in such a manner including price considerations that facilitates its widespread use in such countries. Such negotiations shall be carried out in a commercially reasonable period of time, failing which shall be Immtech under no further obligation to MMV and shall be free to enter into an agreement or agreements with a third party or third parties for the commercialization of the Product.

      11.4. In the event of a bankruptcy of any of the Parties, all rights to licensed patent rights granted to a Party under this Agreement to the extent same survive prior to filing of such bankruptcy, are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended from time to time, licenses of right to "intellectual property" as defined under
              Section 101(35A) of the Bankruptcy Code. The parties agree that any Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all its rights and elections under the Bankruptcy Code. In the event of insolvency, the relevant Party shall assign to the other all of its rights, title and interest in Program Inventions.

12.   Commercialization and Pricing

      12.1. The price at which the Product(s) shall be made available for distribution within Malaria Endemic Countries shall be fixed at an affordable level that maximizes access to the Product(s) in these countries. The aforesaid price shall be negotiated in good faith by MMV and Immtech pursuant to Paragraph 10.1. It being agreed, until such time as MMV has been paid the Royalty in full, that MMV and IMMTECH do not expect the term "affordable" to mean that IMMTECH shall be required to make the Product(s) available for distribution in Malaria Endemic Countries at a price lower than the COGS plus a modest mark-up to reflect administrative overhead costs (not to exceed 10% of COGS), cost of delivery and a modest profit. It being further understood, that the Parties intend that a modest profit for Product sold in Malaria Endemic Countries shall be a percentage over COGS not to exceed the profit percentage of other "modern" drugs sold into Malaria Endemic Countries.

      12.2. At the request and expense of MMV and upon reasonable notice, Immtech shall present to a firm of independent auditors, designated by MMV and acceptable by Immtech (acceptance not to be unreasonably withheld or delayed), relevant documentation supporting the COGS under Paragraph 11.1 (provided that such documentation shall be subject to appropriate undertakings of confidentiality). MMV shall not make such requests unreasonably and shall in any event not make such requests more frequently than once every twelve months. The aforesaid firm of auditors shall limit their advice to MMV to a conclusion whether or not the COGS proposed by Immtech is in accordance with the terms of Paragraph
              11.1 and, if not, what adjustments to the COGS are necessary to comply with Paragraph 11.1. In the event that the independent auditors advise MMV that the COGS do not comply with Paragraph 11.1, Immtech will have ninety (90) days to bring its COGS calculations into compliance failing which it will be considered in material breach of this Agreement.

13.   Indemnification

      13.1. To the extent a Party is legally able to do so, each Party agrees to indemnify, hold harmless and defend each other Party, their trustees, officers, employees, students, and agents, against any and all claims, suits, losses, damage, costs, fees, and expenses asserted by third parties, both government and private, resulting from or arising out of this Agreement, except to the extent that any such claim, suit, loss, damage, cost, fee, or expense is attributable to any negligence or intentional misconduct of any Party, any inventor, or any trustee, officer, employee, student or agent of any Party or any inventor seeking indemnification

14.   Representations and Warranties

      14.1.   In this Agreement, any reference to a Party's "knowledge" means
              (1) with respect to any natural person, the actual knowledge of such person or (2) with respect to any corporation or other entity, the actual knowledge of such Party's officers and directors.

      14.2. The Parties, as applicable, severally and not jointly, represent and warrant to each other as follows:

              (i) Each of the Parties has full power, authority and legal capacity to execute and to perform its obligation(s) under this Agreement in particular, but not limited to, to grant MMV and Immtech the license to Program Inventions and/or Background Inventions described in Paragraphs 10.7 and 11.1, respectively;

              (ii) Each of the Parties will comply in all material respects with all laws, statutes, rules, regulations and guidelines promulgated by any governmental agency, instrumentality, authority or regulatory body having jurisdiction over such Party's conduct pursuant to any terms and conditions of this Agreement or matters contained in the Research Program (including, without limitation, any laws, statutes, rules, regulations or guidelines concerning animal or human use or testing or concerning the transfer or export of technology) and each Party will give the other Parties prompt written notice of any claim of breach, violation or deviation or threatened or alleged breach, from any such laws, statutes, rules, regulations or guidelines or of the institution or threatened institution of any action, suit or proceeding related thereto. During the Research Program, each Collaborator will comply with all biohazard or other safeguards as may be required by any applicable law, statute, rule, regulation or guideline;.

              (iii) To the best of their knowledge and belief none of the Parties or their Affiliates has been sued for infringement or misappropriation of IPR or has agreed to indemnify any other person against a charge of infringement or misappropriation of intellectual property or has reason to believe that their prospective performance under this Agreement may give rise to a charge of infringement or misappropriation of intellectual property;

              (iv) Each of the Parties is covered by policies of insurance or self-insurance and bonds of the type and in amounts that such Party believes are adequate given its business or assets and in light of the obligations it is assuming under this Agreement. None of the Parties has knowledge of any threatened termination of any of such policies; and

              (v) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANYTHING DEVELOPED OR PROVIDED BY ANY PARTY PURSUANT TO THIS AGREEMENT, INCLUDING A PRODUCT OR RESEARCH RESULT.

15. No Agency or Joint Venture. Nothing in this Agreement shall be deemed to create an agency relationship or joint venture between the Parties. Each Party shall be responsible for all taxes, benefits, withholding, worker's compensation, unemployment insurance and similar requirements of their own employees and neither Party's employees shall be deemed agents or employees of the other Party.

16.   Quality Assurance and Record Keeping

      16.1. Each Collaborator shall use reasonable efforts to keep and retain notebooks and other written records of the research conducted by it in accordance with good academic laboratory practice, which shall include, in particular, extensive, thorough, and dated notes commensurate with needs to obtain and defend patent rights.

      16.2. Each Collaborator shall meet all applicable GLP (Good Laboratory Practices), GMP (Good Manufacturing Practices) and GCP (Good Clinical Practice) standards as per current guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use
              (ICH) and the regulatory requirements of internationally accepted regulatory bodies, such as the United States Food and Drug Administration, the European Agency for the Evaluation of Medicinal Products, or the Japanese Ministry of Health, Labour and Welfare. Records of quality assurance shall be available to MMV for inspection.

      16.3. Subject to the provisions of Paragraph 9, notebooks and other written records maintained by each Party in carrying out the Research Program shall be available to all other Parties for inspection and copying. Such inspection shall take place after reasonable prior written notice is given by the Party proposing to inspect and at a mutually convenient time. Inspecting Parties agree to use reasonable care to avoid unauthorized disclosure of another Party's Confidential Information as mandated by Paragraph 9.2.

      16.4. Notebooks and other written records maintained by each Collaborator in carrying out the Research Program shall be maintained for at least five years following the termination of this Agreement.

17. Compliance with Export Control Laws. The obligations of the Parties to transfer technology to one or more other Parties, provide technical information and reports to one or more other Parties, and otherwise perform under this Agreement are contingent upon compliance with applicable United States export control laws and regulations. The transfer of certain technical data and commodities may require a license from a cognizant agency of the United States Government or written assurances by the Parties that the Parties shall not export technical data, computer software, or certain commodities to specified foreign countries without prior approval of an appropriate agency of the United States Government. The Parties do not, alone or collectively, represent that a license shall not be required, nor that, if required, it shall be issued.

18. Use of Names. The Parties agree not to use the name, trademark, or other identifier of the other Parties hereto for any advertising, promotion, publicity, or commercially related purposes unless prior written approval is provided by the affected Party.19. Notices. Any notices required to be given or which shall be given under this Agreement shall be in writing delivered by recognized overnight courier service, personal delivery, telecopy (with evidence of receipt), by certified or registered mail (with return receipt requested) addressed to the Parties as shown below and shall be deemed to have been given or made as of the date received:

            Dr. J Carl Craft
            Chief Scientific Officer
            Medicines for Malaria Venture
            International Centre Cointrin
            Route de Pre-Bois 20
            CH-1215 Geneva 15
            Switzerland

            John Gallagher
            Grant & Contract Administration
            University of North Carolina
            at Chapel Hill
            C805 Brinkhouse Bullitt Bldg.
            Chapel Hill, NC 27599--7525

            T. Stephen Thompson
            Immtech International Inc.
            150 Fairway Drive
            Suite 150
            Vernon Hills, IL 60061

20. Assignment and Sub-Contract. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be transferable or assignable by any Party, in whole or in part, without the prior written consent of all of the Parties, which consent shall not be unreasonably withheld or delayed; any attempted assignment in contravention of the foregoing shall be void and of no force and effect. Moreover, no Collaborator shall have the right to sub-contract any duties or obligations under this Agreement without the prior written agreement of MMV, which agreement shall not be withheld unreasonably. The sub-contracts identified in Schedule II are deemed agreed to by MMV in accordance with the requirements of this Paragraph.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original copy of this Agreement and all of which when taken together, shall constitute one and the same agreement.

22.   Dispute Resolution & Governing Law.

      22.1. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its laws regarding conflict of laws. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

      22.2. Any action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located in the State of New York, United States of America, and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any Party if given pursuant to notice provisions of Paragraph 18. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction.

      22.3. In addition to all other remedies available at law or in equity, each Party shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided such Party is not in material default hereunder and will not be required to post bond in connection therewith. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

      22.4. The validity and interpretation of this Agreement and the legal relationship of the Parties to it shall be governed by the law of the State of New York.

23.   Rules of Construction, Amendment, and Waiver

      23.1. All references to days and months in this Agreement shall be deemed to refer to calendar days and calendar months unless otherwise specified.

      23.2. The language herein is the language chosen by all the Parties hereto and shall not be construed against the drafter. In the event that a translation of this Agreement is prepared and signed by the Parties for the convenience of MMV, this English language version shall be the official version and shall govern if there is a conflict between the two.

      23.3. Amendments to this Agreement (including Material changes to the Research Program and Funding Budget and duration of the Agreement) must be in writing and be signed by authorized representatives of each Party hereto. This Agreement embodies the entire understanding and agreement between the Collaborators and MMV with respect to the subject matter contained herein, and any prior or contemporaneous representations between all the Parties, either oral or written, are hereby superseded (except as otherwise stated herein or in the Collaborators' Agreements).

      23.4. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      23.5. No Party shall be responsible to any other Party for failure to perform any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, failure or destruction, in whole or in substantial part, of irreplaceable machinery or equipment, major discontinuity in the supply of power, governmental interference (not including interaction with Regulatory Agency), civil disturbance, riot, war, strikes or other labor disturbance or any cause beyond the reasonable control of the Party that fails to perform its obligation(s).

      23.6. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. No provision of this Agreement shall be deemed to have been waived by any act of or acquiescence on the part of any Parties hereto. A waiver may only occur in writing signed by the authorized representatives of each Party hereto, waiving the particular provision involved. No waiver of any provision of this Agreement shall constitute waiver of any other provision or of the same provision on any other occasion.

      23.7. Each Party hereto shall pay and be responsible for the costs and expenses, including, without limitation, attorneys' fees, incurred by such Party in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

      23.8. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.



Signatures start on the next page.

            IN WITNESS WHEREOF, the Parties hereby indicate their agreement to the foregoing by having this agreement to be executed by their duly authorized representatives.


                                       MEDICINES FOR MALARIA VENTURE



                                       By:  /s/ Christopher Hentschel
                                            ------------------------------------
                                       Name:  Christopher Hentschel
                                       Title: Chief Scientific Officer
                                       Date:  November 26, 2003




                                       MEDICINES FOR MALARIA VENTURE



                                       By:  /s/ Lise Riopel
                                            ------------------------------------
                                       Name:  Lise Riopel
                                       Title: Chief Scientific Officer
                                       Date:  November 26, 2003



                                       THE UNIVERSITY OF NORTH CAROLINA



                                       By: /s/ John Gallagher for
                                          --------------------------------------
                                          Name:  Tony G. Waldrop
                                          Title: Vice Chancellor For Research
                                                  amd Economic Development
                                          Date:  December 3, 2003


                                       IMMTECH INTERNATIONAL INC.




                                       By:  /s/ T. Stephen Thompson
                                            ---------------------------------
                                            T. Stephen Thompson
                                            President and Chief Executive
                                              Officer